Exhibit 99.2

Protalix Announces Conference Call to Discuss ELELYSO Pediatric Approval and Provide Updates on Additional Programs

Conference call to be held on Wednesday, September 3, 2014 at 8:30am ET

CARMIEL, Israel, August 28, 2014 /GlobeNewswire/Protalix BioTherapeutics, Inc. (NYSE MKT:PLX, TASE:PLX), announced today that it will host a conference call on Wednesday, September 3, 2014 at 8:30am ET to discuss the recent approval of ELELYSO for pediatric patients as jointly announced with Pfizer on August 28, 2014. In addition, the Company’s management will also provide an update on the additional ongoing clinical programs, PRX-112 and PRX-102, and hold a Q&A session.

The conference call can be accessed by dialing (855) 241-1923 (US callers) or (267) 751-3603 (International callers). An audio webcast will be accessible via the Event Calendar section of the Protalix website, www.protalix.com.

A webcast replay will remain available for 60 days in the Event Calendar section of the Protalix website.

About Protalix BioTherapeutics, Inc.

Protalix is a biopharmaceutical company focused on the development and commercialization of recombinant therapeutic proteins expressed through its proprietary plant cell-based expression system, ProCellEx®. Protalix's unique expression system presents a proprietary method for developing recombinant proteins in a cost-effective, industrial-scale manner. Protalix's first product manufactured by ProCellEx, taliglucerase alfa, was approved for marketing by the U.S. Food and Drug Administration (FDA) in May 2012, by Israel's Ministry of Health in September 2012, by the Brazilian National Health Surveillance Agency (ANVISA) in March 2013, by the Mexican Federal Commission for the Protection against Sanitary Risk (COFEPRIS) in April 2013, by the Australian Therapeutic Goods Administration (TGA) in May 2014 and by the regulatory authorities of other countries. Marketing applications for taliglucerase alfa have been filed in additional territories as well. Protalix has partnered with Pfizer Inc. for the worldwide development and commercialization of taliglucerase alfa, excluding Israel and Brazil, where Protalix retains full rights. Protalix's development pipeline includes the following product candidates: PRX-102, a modified version of the recombinant human alpha-GAL-A protein for the treatment of Fabry disease; PRX-112, an orally-delivered glucocerebrosidase enzyme that is produced and encapsulated within carrot cells, for the treatment of Gaucher disease; pr-antiTNF, a similar plant cell version of etanercept (Enbrel®) for the treatment of certain immune and inflammatory diseases, such as rheumatoid arthritis, Crohn's disease, colitis, psoriasis and other autoimmune and inflammatory disorders; PRX-110 for the treatment of Cystic Fibrosis; and others.

Forward Looking Statements

To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. The terms "anticipate," "believe," "estimate," "expect" and "intend" and other words or phrases of similar import are intended to identify forward-looking statements. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. The statements in this release are valid only as of the date hereof and we disclaim any obligation to update this information.

Investor Contact

Tricia Truehart
The Trout Group, LLC
646-378-2953
ttruehart@troutgroup.com

Media Contact

Kari Watson
MacDougall Biomedical Communications
781-235-3060
kwatson@macbiocom.com

Source: Protalix BioTherapeutics, Inc.